Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
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Mondelēz International Details Long-Term Growth

Targets and Margin-Improvement Plans at CAGNY

BOCA RATON, Fla. – Feb. 18, 2014 – At the Consumer Analyst Group of New York (CAGNY) conference today, executives of Mondelēz International highlighted the company’s competitive advantages, long-term growth targets and margin-improvement initiatives. The company also provided detailed insights into the performance and outlook of its North American business.

“With an unrivaled portfolio of iconic brands, leading share positions in all of our key categories and an advantaged geographic footprint, we have the best set of assets in our industry,” said Irene Rosenfeld, Chairman and CEO. “The plans we’re executing now will enable us over the long term to deliver strong top-line growth, significantly expand margins, grow Adjusted EPS double digits and continue to generate solid cash flow. We believe these efforts will drive top-tier shareholder returns.”

Snacking: A $1.2 Trillion Opportunity with Attractive Growth Prospects

The company highlighted that snacking is a $1.2 trillion market worldwide, offering attractive growth and margin prospects.

“Historically, our snacks categories have grown at rates of around 6 percent,” Rosenfeld said. “Although categories have slowed recently, we expect snacks categories will recover, as they are well-aligned with consumer needs to fuel our bodies, treat ourselves and boost our minds. In fact, consumers continue to move away from large meals at fixed times to more frequent and smaller snacking occasions. Snacks consumption also increases as GDP per capita rises in emerging markets like Brazil, Russia, India and China.”

In addition, snacks carry higher margins than many other food products due to low private label penetration and a large percentage of sales from immediate consumption channels.

Supply Chain Reinvention and ‘Fit For Purpose’ Overheads to Expand Margins

Dave Brearton, Executive Vice President and CFO, highlighted the company’s initiatives to expand margins, including improvements to Adjusted Operating Income margin of 500 and 250 basis points in North America and Europe, respectively, by 2016.

The biggest driver behind these targets is the reinvention of the supply chain. Over the next three years, the company expects to deliver $3 billion in gross productivity savings, $1.5 billion in net productivity and $1 billion in incremental cash.

Brearton highlighted that significant progress has already been made. To date, 30 plants have been streamlined, closed or sold. At the same time, the company is building leading-edge facilities in Mexico and India and significantly expanding facilities in the Czech Republic, the UK and the U.S.

“Overhead savings will also be a major contributor to margin gains,” said Brearton. “We’re accelerating our cost-reduction efforts by ensuring that our overheads are ‘fit for purpose’ for the size and scope of our company and by adopting zero-based budgeting.”

Putting it all together, the company affirmed the following long-term targets:

•	Organic Net Revenue growth: At or above category growth
•	Adjusted Operating Income growth: High single-digit growth at constant currency
•	Adjusted EPS growth: Double-digit growth at constant currency

Sustaining Growth and Expanding Margin in North America

Mark Clouse, EVP and President, North America, detailed the company’s strategic plans to deliver sustainable revenue growth and improve margins in its $7 billion business in the U.S. and Canada.

“By focusing on our Power Brands, innovation platforms and our Direct Store Delivery operation, we expect to deliver sustainable growth and outpace our competitors. And through better cost management and the reinvention of our supply chain, we’ll significantly expand our margins to bring us in line with our peers,” said Clouse. “In 2013, we delivered strong growth on the top line and made significant progress against our 500-point margin expansion target.”

A live audio webcast of the CAGNY presentation will be available in the investors section of the company’s website (www.mondelezinternational.com) at 12:30 p.m. ET today. An archived replay of the presentation with accompanying slides will be available on the website for one year following the webcast.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, Oreo, LU and Nabisco biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “believe,” “deliver” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make about our future performance, including future revenue growth, earnings per share, operating income, margins, cash flow and shareholder returns; and the drivers of our future performance, including investments, productivity improvements and cost reductions. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, continued consumer weakness, continued volatility of commodity and other input costs, pricing actions, continued weakness in economic conditions, business disruptions, increased competition and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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